EXHIBIT 23.2

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, filed on June 20, 2005, of our report dated March 3, 2005, relating to the financial statements of eLinear, Inc. appearing in the Form 10-KSB for the years ended December 31, 2004 and 2003.

Lopez, Blevins, Bork & Associates LLP
Houston, Texas
June 20, 2005